Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of CohBar, Inc. on Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 3 to Form S-1 on Form S-3 (File No. 333-205519 and 333-220663) of our report dated April 2, 2018, with respect to our audits of the financial statements of CohBar, Inc. as of December 31, 2017 and 2016 and for the years then ended appearing in the Annual Report on Form 10-K of CohBar, Inc. for the year ended December 31, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

May 4, 2018